Exhibit 10.6

INVESTAR HOLDING CORPORATION

NOTICE OF ASSUMPTION AND EXCHANGE

(Warrants)

Name:

Number of Unexercised Warrants:

Pursuant to an Agreement and Plan of Exchange between Investar Bank and Investar Holding Corporation (the “Company”), in November, 2013, Investar Bank became a wholly-owned subsidiary of the Company, and each outstanding share of common stock, $1.00 par value per share, issued by Investar Bank (“Bank Stock”) was exchanged for one share of common stock, $1.00 par value per share, issued by the Company (“Company Stock”).

You are the registered holder of warrants to acquire Bank Stock; the aggregate number of warrants that you held unexercised immediately before the exchange is shown above. In accordance with the Agreement and Plan of Exchange, your warrants have now been assumed by the Company and converted to a like number of rights to acquire Company Stock. In all other respects, the terms and conditions of your warrants, as originally determined by the Board of Directors of Investar Bank, including the exercise price and the expiration date, will remain in force and effect, except to the extent your warrants were issued on April 30, 2009, in which event the expiration date of such warrants has been extended until 30 days after the issuance of a Notice of Effectiveness by the Securities and Exchange Commission with respect to the Company’s Registration Statement filed on Form S-1.

If you have any questions about the exchange, you should contact Rachel Cherco at rachel.cherco@investarbank.com. Ms. Cherco can also provide you with information about the terms of your warrants.